EXHIBIT NO. 99.1

[LOGO]	News Release

Contact:	Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
James L. Wainscott, Senior Vice President & CFO (513) 425-5392

AK Steel Subsidiary Completes Acquisition of Central Tubing Facility

Former ArvinMeritor Unit Produces Light Vehicle Exhaust Tubes

MIDDLETOWN, OH, August 18, 2003—AK Steel (NYSE: AKS) said today that its tube subsidiary has completed the acquisition of Central Tubing Facility (CTF), an exhaust tube manufacturer located in Columbus, Indiana. AK Tube LLC, Walbridge, Ohio, acquired the facility from a subsidiary of ArvinMeritor (NYSE: ARM) for approximately $67 million. The transaction also includes a multi-year supply agreement between AK Tube and ArvinMeritor, the value of which was not disclosed. AK Steel said it expects the acquisition to be immediately accretive.

“The acquisition of CTF continues our strategy of presenting value-added products and superior customer service to the marketplace,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “AK Tube has an outstanding product line and quality reputation, and we look forward to the growth opportunities CTF brings to our steel tube business.”

The Columbus facility produces stainless steel tubing used primarily in the manufacture of passenger and light truck exhaust systems used throughout the U.S. and Canada. The Columbus facility began production in 1996 and was expanded in 1998.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has more than 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

AK Tube’s Columbus, Indiana, plant employs about 120 men and women who produce a range of 400 Series stainless steel tube products in diameters from 1.5 inches to 3.5 inches. For additional commercial information please contact Jeff Lenfestey at 1-800-955-8031, Extension 210.

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